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                                                                    EXHIBIT 3.1a



                            CERTIFICATE OF AMENDMENT
                                     TO THE
                     RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                           D & K WHOLESALE DRUG, INC.
                           --------------------------


         D&K Wholesale Drug, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Corporation"), does hereby certify:

         FIRST: That at a duly noticed and convened meeting of the Board of Directors of the Corporation at which a quorum was present and acting throughout, the Board of Directors duly adopted resolutions proposing and declaring advisable the following amendment to the Corporation's Restated Certificate of Incorporation:

              FIRST: The name of this corporation is D&K
              Healthcare Resources, Inc.

         SECOND: That at a duly noticed and convened meeting of the stockholders of the Corporation held August 14, 1997, at which a quorum was present and acting throughout in person or by proxy, the stockholders of the Corporation have approved the aforesaid amendment.

         THIRD: That the aforesaid amendment was duly adopted in accordance with the applicable provisions of Section 242 of the General Corporation Law of the State of Delaware.

         IN WITNESS WHEREOF, D&K Wholesale Drug, Inc. has caused its corporate seal to be hereunto affixed and this Certificate of Amendment to be signed by Martin D. Wilson, its President, as of this 21st day of August, 1997.


(Corporate Seal)                             D&K WHOLESALE DRUG, INC.



                                             /s/ MARTIN D. WILSON
                                             -------------------------------
                                                 Martin D. Wilson, President